Exhibit 10.2

Summary of Lease Agreement, as amended by and among XJet Ltd. and HaOgen Real Estate Ltd.

Note: this summary does not contain a full or direct translation of the terms of the original Hebrew-language lease agreement, and is designated solely for the purpose of providing a general presentation of such agreement.

On September 19, 2017, Haogen Real Estate Ltd. (the “Lessor”) and XJet Ltd. (the “Company”) entered into a lease agreement, as amended from time to time, as further elaborated below.

1.	Leased Premises:

Certain areas in and around building number G located in Rehovot.

Total square feet of leased premises: approximately 35,000.

2.	Term of Lease:

The premises are currently leased until January 9, 2029.

3.	Purpose of the Lease:

The premises are to be used by the Company for the purpose of offices, manufacturing laboratories and storage space.

4.	Consideration:

In consideration for the leased premises the Company will pay Lessor a total amount of approximately USD 1,100,000, annually. From January 10, 2024 the aggregate annual rental payments will increase by an effective rate of 3.5% each year. The consideration shall be paid by the Company on a monthly basis, linked to the Israeli consumer price index.

The Company is required to complete the security deposit, by means of bank guarantee by December 31, 2023, so the total security deposit will be equal to six months lease fees.

5.	Termination of the Lease Agreement:

The Lessor may immediately terminate the lease agreement upon: (i) the Company committed a fundamental breach of the Lease; or (ii) the Company committed a non-fundamental breach of the Lease and failed to remedy said breach within fourteen (14) days from the request of the Lessor; or (iii) a request for liquidation on behalf or against the Company has been filed, and said request has not been canceled or denied within forty five (45) days of its filing.

6.	Liability for Injury, Damage or Loss:

(a)	The Company shall be liable for any injury, damage or loss caused by its act or omission in, or in connection with, the premises, to the body or property of any person or corporation, including to the Company or its employees or the Lessor and its subsidiaries.

(b)	The Company shall be liable and indemnify its employees or any other party for the damages, losses or expenses incurred by them due to injuries caused in relation with the Company’s activities in the premises and the Lessor shall not be liable for any such damages losses or expenses.

7.	Insurance and Indemnity:

The Company shall maintain such standard practice insurance policies as required by any applicable law and as customary with respect to the Company’s operations.